Exhibit 3.3

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

WW INTERNATIONAL, INC.

(effective as of ~~September 29~~May 13, ~~2019~~2024)

ARTICLE I

The name of the Corporation shall be WW International, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time, and any legislation succeeding thereto (the “VSCA”).

All references herein to “Articles of Incorporation” shall mean these Second Amended and Restated Articles of Incorporation, as subsequently amended or restated in accordance herewith and with the VSCA.

ARTICLE III

The aggregate number of shares that the Corporation shall have authority to issue shall be 250,000,000 shares of Preferred Stock, no par value per share (hereinafter called “Preferred Stock”), and 1,000,000,000 shares of Common Stock, no par value per share (hereinafter called “Common Stock”).

The following is a description of each of such classes of stock, and a statement of the preferences, limitations, voting rights and relative rights in respect of the shares of each such class:

A. Preferred Stock

1. Authority to Fix Rights of Preferred Stock. The Board of Directors shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and the following relative rights and preferences of the shares of each series so established:

(a) the annual or other periodic dividend, if any, payable on shares of such series, the time of payment thereof, whether any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payment of dividends on the shares of that series and the date or dates from which any cumulative dividends shall commence to accrue;

(b) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(c) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption prices;

(d) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the amount of such sinking fund;

(e) whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(f) the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(g) whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

(h) any other preferences and relative, optional or other special rights, and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article III.

2. Distinctive Designations of Series. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors, as reflected in articles of amendment to the Articles of Incorporation, with respect to any series at the time of the creation thereof.

3. Restrictions on Certain Distributions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock if, at the time of making such declaration, payment or distribution, the Corporation shall be in default with respect to any dividend payable on, or any obligation to redeem, any shares of Preferred Stock.

B. Common Stock

1. Voting Rights. Subject to the provisions of the VSCA or of the Bylaws of the Corporation as from time to time in effect with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, and except as otherwise provided by the VSCA or in articles of amendment to the Articles of Incorporation establishing any series of Preferred Stock pursuant to the provisions of Section 1 of Part A of this Article III, the holders of outstanding shares of Common Stock of the Corporation shall possess exclusive voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

2. Dividends. Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

3. Rights Upon Dissolution. Except as required by the VSCA or the Articles of Incorporation with respect to any rights upon dissolution of the Preferred Stock or any one or more series thereof, the holders of the Common Stock shall have the exclusive right to receive, pro rata according to the number of shares of Common Stock owned of record by each of them, the net assets of the Corporation upon dissolution and the full amount of any dividends or other distributions paid by the Corporation.

C. General Provisions

1. Redeemed or Reacquired Shares. Shares of any series of Preferred Stock that have been redeemed or otherwise reacquired by the Corporation (whether through the operation of a sinking fund, upon conversion or otherwise) shall have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued as a part of such series (~~except as otherwise provided in Part D of this Article III with respect to the Series A Preferred Stock or~~ unless prohibited by the articles of amendment creating any other series) or of any other series of Preferred Stock. Shares of Common Stock that have been reacquired by the Corporation shall have the status of authorized and unissued shares of Common Stock and may be reissued.

2. No Preemptive Rights. No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to such holders.

3. Affiliated Transactions Statute. Effective May 8, 2003, the Corporation shall not be governed by Article 14 of the VSCA.

4. Control Share Acquisition Statute. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

~~D. Series A Preferred Stock. There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated as the “Series A Preferred Stock, no par value per share.” The designation and number, and relative rights, preferences and limitations of the Series A Preferred Stock, insofar as not already fixed by any other provision of these Articles of Incorporation, shall be as follows:~~

~~1. Designation and Amount. The number of shares constituting the Series A Preferred Stock shall be 1,000,000, and the liquidation preference of the Series A Preferred Stock shall be $25.00 per share (the “Liquidation Value”).~~

~~2. Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) senior to the Corporation’s Common Stock and to all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock with respect to such matters (collectively with the Common Stock, the “Junior Securities”); (b) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock with respect to such matters or which do not specify their rank (collectively referred to as “Parity Securities”); and (c) junior to each other class of capital stock or other series of Preferred Stock issued by the Corporation after the date hereof, the terms of which specifically provide that such class or series will rank senior to the Series A Preferred Stock with respect to such matters (collectively referred to as “Senior Securities”).~~

~~3. Dividends.~~

~~(a) The holders of shares of the Series A Preferred Stock shall be entitled to receive, as and when declared and out of funds legally available therefor, dividends in cash on each share of Series A Preferred Stock at an annual rate equal to 6% of the Liquidation Value. Such dividends shall be cumulative and shall accrue and be payable annually on July 31 of each year (each such date being a “Dividend Payment Date”), to holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared (the “Record Date”), in preference to dividends on the Junior Securities,~~

~~commencing on the Dividend Payment Date next succeeding the Issue Date. Any such Record Date shall be 15 days prior to the relevant Dividend Payment Date. With respect to any dividend that has been declared, if on the applicable Dividend Payment Date the Corporation is in default under its Senior Credit Agreement or any of its other Debt Agreements or if the payment of such dividend in cash would result in such a default, the payment of such declared dividend with respect to shares of Series A Preferred Stock on such date shall be deferred to the next Dividend Payment Date or other payment date provided pursuant to Section 3(d) below on which no default exists or would occur. Such unpaid dividends shall accrue interest at a rate of 6% per annum until paid in full. All dividends paid with respect to shares of Series A Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto.~~

~~(b) In the case of dividend payments made on the first Dividend Payment Date with respect to shares of Series A Preferred Stock issued on the Issue Date, dividends shall accrue and be cumulative from the Issue Date.~~

~~(c) Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock pursuant to Section 3(a) of this Part D, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section 3(a) of this Part D with respect to dividends on each outstanding share of Series A Preferred Stock. Each fractional share of Series A Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series A Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Preferred Stock.~~

~~(d) Accrued but unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall be not less than 10 days and not more than 30 days prior to the payment date thereof. Holders of Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends provided for herein.~~

~~(e) (i) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities), and shall not permit any Person directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities. Notwithstanding the foregoing, the Corporation may purchase, redeem or otherwise acquire, cancel or retire for value Junior Securities or options, warrants, equity appreciation rights or other rights to purchase or acquire Junior Securities (A) held by any existing or former employees or management of the~~

~~Corporation or any Subsidiary of the Corporation or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees or (B) issued in connection with the incurrence of debt under a Debt Agreement or the issuance of Senior Securities (other than securities issued to any Permitted Holder).~~

~~(ii) No full dividends shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid (in cash) or declared and a sum set apart sufficient for such payment (in cash) on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of Series A Preferred Stock and any other Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share of the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such Parity Securities bear to each other.~~

D. [Reserved]

~~4. Liquidation Preference.~~

~~(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to 100% of the Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date of liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.~~

~~(b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other Person shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.~~

~~5. Redemption.~~

~~(a) Optional Redemption. The Corporation may redeem, in whole or in part, the Series A Preferred Stock, at any time or from time to time, in the manner provided in Section 6(a) of this Part D (an “Optional Redemption”). Any Optional Redemption shall be at a price per share equal to 100% of the Liquidation Value thereof plus 100% of the sum of accrued and unpaid dividends thereon (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date).~~

~~(b) Redemption Upon Change in Control or a Permitted Holder Public Sale. Upon the occurrence of a Change in Control or a Permitted Holder Public Sale (each a “Trigger Event”), the Series A Preferred Stock shall be redeemable at the option of the holders thereof, in whole or in part and in the manner provided in Section 6(b) of this Part D, at a redemption price per share payable in cash equal to 100% of the Liquidation Value plus accrued and unpaid dividends to the date of redemption (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date). After the occurrence of the Trigger Event, the Corporation shall redeem the number of shares specified in the holders’ notices of election to redeem pursuant to Section 6(b) of this Part D on the date fixed for redemption. The Corporation’s obligations pursuant to Section 5(b) of this Part D shall be suspended during any period when such redemption would be prohibited by the Corporation’s Senior Credit Agreement or any of its other Debt Agreements.~~

~~6. Procedure for Redemption.~~

~~(a) If the Corporation elects to redeem Series A Preferred Stock pursuant to Section 5(a) of this Part D, the Corporation shall give written notice (an “Optional Redemption Notice”) thereof by overnight courier or by facsimile transmission to each holder of Series A Preferred Stock at its address or facsimile number, as the case may be, as it appears in the records of the Corporation. Such notice shall set forth: (i) the redemption price; (ii) the redemption date (which date shall be no earlier than five days and no later than 60 days from the date the Optional Redemption Notice is sent); (iii) the procedures to be followed by such holder, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (iv) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If less than all shares of Series A Preferred Stock are to be redeemed at any time, selection of such shares for redemption shall be made on a pro rata basis.~~

~~(b) At any time prior to and in any event no later than five days after the occurrence of a Change in Control and no later than 25 days prior to the occurrence of a Permitted Holder Public Sale, the Corporation shall give written notice of such Trigger Event by overnight courier or by facsimile transmission to each holder of Series A Preferred Stock at its address or facsimile number, as the case may be, as it appears in the records of the Corporation, which notice shall describe such Trigger Event. Such notice shall also set forth: (i) each holder’s right to require the Corporation to redeem shares of Series A Preferred Stock held by such holder as a result of such Trigger Event; (ii) the redemption price; (iii) the redemption date (which date shall be no later than 45 days from the date of the occurrence of such Trigger Event); (iv) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. In the event a holder of shares of Series A Preferred Stock shall elect to require the Corporation to redeem any or all of such shares of Series A Preferred Stock, such holder shall deliver, within 15 days of the sending to it of the Corporation’s notice described in this Section 6(b), a written notice (the “Holder’s Election Notice’) stating such holder’s election and specifying the number of shares to be redeemed pursuant to Section 5(b) of this Part D.~~

~~(c) If an Optional Redemption Notice has been sent by the Corporation as provided in Section 6(a) of this Part D, or notice of election has been delivered by the holders as provided in Section 6(b) of this Part D, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends on the shares of Series A Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.~~

~~7. Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the Commonwealth of Virginia) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock other than the Series A Preferred Stock.~~

~~8. Voting Rights. Except as required by law or set forth below, the holders of the Series A Preferred Stock will have no voting rights with respect to their shares of Series A Preferred Stock. The approval of holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a class, shall be required to amend, repeal or change any of the provisions of the Articles of Incorporation of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely; provided that without the consent of each holder of Series A Preferred Stock, no amendment may reduce the dividend payable on or the Liquidation Value of the Series A Preferred Stock.~~

~~9. Certain Covenants. Any holder of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Part D or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.~~

~~10. Definitions. For the purposes of this Part D, the following terms shall have the meanings indicated:~~

~~“affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act or any successor provision. The terms “affiliated” and “non-affiliated” shall have meanings correlative to the foregoing.~~

~~“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.~~

~~“Change in Control” shall mean~~

~~(a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Corporation (unless the Permitted Holders shall hold a higher percentage thereof or have the ability to elect or designate for election a majority of the Board of Directors of the Corporation);~~

~~(b) the adoption by the shareholders of the Corporation of a plan or proposal for the liquidation or dissolution of the Corporation; or~~

~~(c) the merger or consolidation of the Corporation with another Person that is not an affiliate of the Corporation prior thereto or the sale or other disposition of all or substantially all the assets or property of the Corporation in one transaction or series of related transactions to a Person who is not an affiliate of the Corporation prior thereto.~~

~~“Debt Agreement” shall mean any instrument or agreement governing indebtedness (whether now outstanding or hereinafter incurred) of the Corporation.~~

~~“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.~~

~~“Issue Date” shall mean the first date on which shares of Series A Preferred Stock are issued.~~

~~“Junior Securities” shall have the meaning set forth in Section 2 of this Part D.~~

~~“Parity Securities” shall have the meaning set forth in Section 2 of this Part D.~~

~~“Permitted Holder” shall mean Artal Luxembourg S.A. and any of its affiliates, but in the case of any affiliate, only for so long as it continues to be an affiliate of Artal Luxembourg S.A.~~

~~“Permitted Holder Public Sale” shall mean a sale for cash by a Permitted Holder of all or part of the Common Stock in a registered, secondary public offering.~~

~~“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company or other entity.~~

~~“Senior Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of January 16, 2001, among the Corporation, WW Funding Corp., various financial institutions, The Bank of Nova Scotia, as Administrative Agent, BHF (USA) Capital Corporation, as Documentation Agent, and Credit Suisse First Boston, as Syndication Agent, as amended by Amendment No. 1 to Credit Agreement, dated as of April 26, 2001, and the term “Senior Credit Agreement” shall also include any further amendments, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder.~~

~~“Senior Securities” shall have the meaning set forth in Section 2 of this Part D.~~

~~“Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.~~

~~“Trigger Event” shall have the meaning set forth in Section 5(b) of this Part D.~~

~~“Voting Stock” of a corporation means all classes of capital stock of such corporation then outstanding and normally entitled to vote in the election of directors.~~

E. Series B Junior Participating Preferred Stock. There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated and to have the relative rights, preferences and limitations, insofar as not already fixed by any other provision of the Articles of Incorporation, as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series B Junior Participating Preferred Stock” and the number of shares constituting such series shall be 10,000,000.

2. Dividends and Distributions.

(a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock and any other stock of the Company ranking junior to the Series B Junior Participating Preferred Stock, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. In the event the Corporation shall at any time after November 19, 2001 (the “Rights Declaration Date”), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series B Junior Participating Preferred Stock immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series B Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events, such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3. Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series B Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (x) declare any dividend on Common Stock payable in shares of Common Stock, (y) subdivide the outstanding Common Stock or (z) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(i) If at any time dividends on any Series B Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “Default Period”) that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each Default Period, all holders of Preferred Stock (including holders of the Series B Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

(ii) During any Default Period, such voting right of the holders of Series B Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to Section 3(b)(iii) of this Part E or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any Default Period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing Default Period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 3(b)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request. Such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Section 3(b)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv) In any Default Period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (X) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (Y) any vacancy in the Board of Directors may (except as provided in Section 3(b)(iii) of this Part E above) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock that elected the director whose office shall have become vacant. References in Section 3 of this Part E to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (Y) of the foregoing sentence.

(v) Immediately upon the expiration of a Default Period, (X) the right of the holders of Preferred Stock as a class to elect directors shall cease, (Y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate and (Z) the number of directors shall be such number as may be provided for in the Articles of Incorporation or the Bylaws, as amended and restated, irrespective of any increase made pursuant to the provisions of Section 3(b)(i) of this Part E (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or the Bylaws, as amended and restated). Any vacancies in the Board of Directors effected by the provisions of clauses (Y) and (Z) in the preceding sentence may be filled by a majority of the remaining directors.

(c) Except as set forth herein or as otherwise provided by law, holders of Series B Junior Participating Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in Section 2 of this Part E above are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock or rights, warrants or options to acquire such junior stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a) of this Part E, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in applicable law.

6. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in Section 6(c) of this Part E below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series B Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series B Junior Participating Preferred Stock and such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, statutory share exchange or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock shall at the same time be similarly converted into, exchanged for or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series B Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8. No Redemption. The shares of Series B Junior Participating Preferred Stock shall not be redeemable.

9. Ranking. The Series B Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such other series shall provide otherwise.

10. Amendment. At any time when any shares of Series B Junior Participating Preferred Stock are outstanding, the Articles of Incorporation, as amended and restated, and as amended hereby, shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class.

11. Fractional Shares. Series B Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.

ARTICLE IV

1. The number of directors shall be as specified in the Bylaws of the Corporation but such number may be increased or decreased from time to time in such manner as may be prescribed in the Bylaws, provided that in no event shall the number of directors exceed 15. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be elected initially for a one-year term, Class II directors initially for a two-year term and Class III directors initially for a three-year term. At each annual meeting of shareholders, beginning in 2002, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. The foregoing provisions of this Section 1 shall not apply to those directors who may be elected by the holders of any series of Preferred Stock.

2. Subject to the rights of the holders of any Preferred Stock then outstanding, at any time that Artal Luxembourg S.A. (“Artal”) or a Majority Transferee owns a majority of the then outstanding shares of Common Stock, directors may be removed, with or without cause, by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors (the “Voting Shares”), voting together as a single voting group. At all other times, directors may be removed only for cause and only by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single voting group. For purposes of the Articles of Incorporation, “Majority Transferee” shall mean a transferee from Artal or any other Majority Transferee of a majority of the then outstanding shares of Common Stock that pursuant to an instrument of transfer or related agreement has been granted rights under such provision of the Articles of Incorporation by Artal or such transferring Majority Transferee.

3. Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the VSCA, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely (a) by the Board of Directors or (b) at a meeting of shareholders by the shareholders entitled to vote on the election of directors. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office. Any director elected by the Board of Directors to fill any vacancy shall hold office until the next annual meeting of shareholders. In such event, the director elected by the shareholders at the annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which such person has been elected.

4. No provision of any agreement, plan or related document contemplated by Section 13.1-646 of the VSCA and approved by the Board of Directors shall be considered to be a limitation on the authority or power of the Board of Directors but, if so considered, is hereby authorized by these Articles of Incorporation.

ARTICLE V

1. Except as expressly otherwise required in the Articles of Incorporation, to be approved, action on a matter involving (a) an amendment or restatement of the Articles of Incorporation for which the VSCA requires shareholder approval, (b) a plan of merger or share exchange for which the VSCA requires shareholder approval, (c) a sale of assets other than in regular course of business or (d) the dissolution of the Corporation shall be approved by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single group, unless in submitting any such matter to the shareholders the Board of Directors shall require a greater vote; provided that directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

2. At any time that Artal or a Majority Transferee owns a majority of the then outstanding shares of Common Stock, the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single voting group, shall be required to amend, alter, change or repeal any provision of Article IV, Section 2 or 3 of this Article V or Section 1 of Article VII. At all other times, the affirmative vote of at least 80 percent of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single voting group, shall be required to amend, alter, change or repeal any provision of Article IV, Section 2 or 3 of this Article V or Section 1 of Article VII.

3. In furtherance of, and not in limitation of, the powers conferred by the VSCA, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be altered, amended or repealed by the Board of Directors or by the shareholders having the requisite voting power with respect thereto, provided further that, in the case of any such action by shareholders, the affirmative vote of at least 80 percent of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single voting group, shall be required in order for the shareholders to amend, alter, change or repeal any provision of the Bylaws or to adopt any additional Bylaw.

ARTICLE VI

1. Every person who is or was a director, officer or employee of the Corporation, or who, at the request of the Corporation, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise shall be indemnified by the Corporation against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action or proceeding (whether brought in the right of the Corporation or any such other corporation, entity, plan or otherwise), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation, or such other corporation, entity or plan while serving at the request of the Corporation, whether or not he continues to be such at the time such liability or expense is incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

As used in this Article VI: (a) the terms “liability” and “expense” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, a director, officer or employee; (b) the terms “director,” “officer” and employee,” unless the context otherwise requires, include the estate or personal representative of any such person; (c) a person is considered to be serving an employee benefit plan as a director, officer or employee of the plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or, in connection with the plan, to participants in or beneficiaries of the plan; (d) the term “occurrence” means any act or failure to act, actual or alleged, giving rise to a claim, action or proceeding; and (e) service as a trustee or as a member of a management or similar committee of a partnership, joint venture or limited liability company shall be considered service as a director, officer or employee of the trust, partnership, joint venture or limited liability company.

The termination of any claim, action or proceeding, civil or criminal, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in this Section 1. The burden of proof shall be on the Corporation to establish, by a preponderance of the evidence, that the relevant standards of conduct set forth in this Section 1 have not been met.

2. Any indemnification under Section 1 of this Article VI shall be made unless (a) the Board of Directors, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim, action or proceeding involved and who are not at the time parties to such claim, action or proceeding (provided there are at least two such directors), finds that the director, officer or employee has not met the relevant standards of conduct set forth in such Section 1, or (b) if there are not at least two such directors, the Corporation’s principal Virginia legal counsel, as last designated by the Board of Directors as such prior to the time of the occurrence giving rise to the claim, action or proceeding involved, or in the event for any reason such Virginia counsel is unwilling to so serve, then Virginia legal counsel mutually acceptable to the Corporation and the person seeking indemnification, deliver to the Corporation their written advice that, in their opinion, such standards have not been met.

3. Expenses incurred with respect to any claim, action or proceeding of the character described in Section 1 of this Article VI shall, except as otherwise set forth in this Section 3, be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Article VI. No security shall be required for such undertaking and such undertaking shall be accepted without reference to the recipient’s final ability to make repayment. Notwithstanding the foregoing, the Corporation may refrain from, or suspend, payment of expenses in advance if at any time before delivery of the final finding described in Section 2 of this Article VI, the Board of Directors or Virginia legal counsel, as the case may be, acting in accordance with the procedures set forth in Section 2 of this Article VI, finds by a preponderance of the evidence then available that the officer, director or employee has not met the relevant standards of conduct set forth in Section 1 of this Article VI.

4. No amendment or repeal of this Article VI shall adversely affect or deny to any director, officer or employee the rights of indemnification provided in this Article VI with respect to any liability or expense arising out of a claim, action or proceeding based in whole or substantial part on an occurrence the inception of which takes place before or while this Article VI, as set forth in these Articles of Incorporation, is in effect. The provisions of this Section 4 shall apply to any such claim, action or proceeding whenever commenced, including any such claim, action or proceeding commenced after any amendment or repeal of this Article VI.

5. The rights of indemnification provided in this Article VI shall be in addition to any rights to which any such director, officer or employee may otherwise be entitled by contract or as a matter of law.

6. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article VI, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

ARTICLE VII

1. A special meeting of the shareholders for any purpose or purposes, unless otherwise provided by law, may be called by order of the Chairman of the Board, the President, the Board of Directors or, at any time that Artal or any Artal Transferee owns at least 20 percent of the then outstanding shares of Common Stock, by Artal or any such Artal Transferee. For purposes of this Section 1, “Artal Transferee” shall mean a transferee from Artal or any other Artal Transferee of at least 20 percent of the then outstanding shares of Common Stock that pursuant to an instrument of transfer or related agreement has been granted rights under this Section 1 by Artal or any Artal Transferee.

2. For such periods as the Corporation shall have fewer than 300 shareholders of record, any action required or permitted by the VSCA to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, if the action is taken by the written consent of shareholders who would be entitled to vote at a meeting of holders of outstanding shares and who have voting power to cast not less than the minimum number (or the applicable minimum numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote thereon were present and voted.

3. As used in the Articles of Incorporation, the word “own” shall mean “beneficially own” as determined pursuant to Rule 13d-3 (or any successor provision thereto) under the Securities Exchange Act of 1934, as amended.